Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Forms S-8 (No. 333-211560, 333-203574 and 333-199961) pertaining to the 2014 Equity Incentive Plan and the Amended and Restated 2010 Stock Plan of Upland Software, Inc. of our report dated March 30, 2017, with respect to the consolidated financial statements of Upland Software, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2016.
/s/ Ernst & Young LLP
Austin, Texas
March 30, 2017